DASAN ZHONE SOLUTIONS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Effective Date: January 1, 2018

Non-employee members of the board of directors (the “Board”) of DASAN Zhone Solutions, Inc. (the “Company”) shall be eligible to receive cash and equity compensation, as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to the awards granted pursuant to this Program.
1.    Cash Compensation.
(a)    Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $35,000 for service on the Board.
(b)    Chairman and Committee Retainers: In addition, a Non-Employee Director serving as:
(i)     A member of the Audit Committee shall be eligible to receive an additional annual retainer of $15,000 for such service;
(ii)    A member of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service; and
(iii)     A member of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $5,000 for such service.
The foregoing annual retainer fees shall be paid in cash on a quarterly basis. The retainers shall be prorated for any portion of a quarterly period served by a Non-Employee Director on the Board or a committee of the Board, as applicable.
2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the DASAN Zhone Solutions, Inc. 2017 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”), and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan.

(a)    Annual Awards. On the first trading day of each calendar year, commencing on the first trading day in January 2019, each Non-Employee Director shall be automatically granted such number of restricted stock units as is determined by dividing (A) $65,000 by (B) the Fair Market Value (as defined in the Equity Plan) per share on the date of grant (an “Annual Award”).
(b)    Vesting of Annual Awards. Each Annual Award will vest over one year following the grant date as follows: twenty five percent (25%) of the Annual Award will vest on the last day of each calendar quarter following the grant date, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. No portion of an Annual Award which is unvested and/or exercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and/or exercisable thereafter, unless otherwise determined by the Board. All of a Non-Employee Director’s Annual Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
3.    Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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